PICO Holdings, Inc. Announces a Revision to its Business Plan and Board
Authorization for a Stock Repurchase Program

La Jolla, Calif. - November 17, 2015 - PICO Holdings, Inc. (Nasdaq: PICO) today announced that its Board of Directors has approved the repurchase of up to an aggregate of $50 million of its common stock, which would be made from time to time on the open market at prevailing market prices or in negotiated transactions off the market, as capital becomes available.

With the Company’s share price trading at a discount to its book value, the Company believes the highest potential return to shareholders at this time is from a return of capital. Therefore, as assets are monetized, rather than reinvest, the Company currently intends to return capital back to shareholders through the stock repurchase program approved by the Board or through other means such as special dividends.

The Company also announced the Board’s approval of modifications to its executive compensation structure designed to better align compensation with an objective of returning capital to shareholders as assets are monetized. As part of these modifications, the CEO's base salary will be reduced by over 54%. Incentive compensation will be calculated based on value created from asset monetizations in excess of their current book value and payable only upon the return of capital to shareholders. Additional information regarding these modifications will be provided in the Company’s SEC filings once definitive documentation has been completed.

About PICO Holdings

PICO Holdings, Inc. is a diversified holding company. Our objective is to maximize long-term shareholder value. For more information, please visit www.picoholdings.com.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release that are not historical, including statements regarding our business plan and executive compensation structure and objectives, are forward-looking statements based on current expectations and assumptions that are subject to risks and uncertainties.

A number of other factors may cause results to differ materially from our expectations, such as: any slow down or downturn in the housing recovery or in the real estate markets in which UCP and Vidler operate; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; a downturn in some sectors of the stock market; general economic conditions; prolonged weakness in the overall U.S. and global economies; the performance of the businesses and investments in foreign companies; the continued service and availability of key management personnel; potential capital requirements and financing alternatives; and the impact of international events.

For further information regarding risks and uncertainties associated with our business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (858) 456-6022 or at http://investors.picoholdings.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

Contact:	Financial Profiles, Inc.
Lisa Mueller
310-622-8231
PICO@finprofiles.com